Exhibit 10.45
EXECUTION COPY
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT dated as of January 29, 2009 by and between FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation having its principal office at 1115 Broadway, New York, New York 10010 (“Company”), and THOMAS LYNCH, residing at                      (“Executive”).
     WHEREAS, the Company desires to employ Executive as its Chief Executive Officer pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Executive.
     IT IS AGREED:
1. Employment, Duties and Acceptance.
     1.1. General. During the Term (as defined herein), the Company shall employ Executive as its Chief Executive Officer (“CEO”). All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Board of Directors. Executive shall report directly to the Board of Directors of the Company. The Board may assign to Executive such general management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as a director, as are consistent with Executive’s status as CEO. The Company and Executive acknowledge that Executive’s primary functions and duties as CEO shall be to manage and supervise the overall operations of the Company’s business.
     1.2. Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 6.4 hereof.
     1.3. Location. Executive shall be based in New England. Executive shall undertake such travel, within or outside the United States, as is reasonably necessary in the interests of the Company to fully perform his duties hereunder.
2. Term. The term of Executive’s employment hereunder commenced as of January 2, 2009 and shall continue for a period of two (2) years until January 2, 2011 (“Term”), unless terminated earlier as hereinafter provided in this Agreement, or unless extended by mutual written agreement of the Company and Executive. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.4 and 4.6(d) shall no longer be in effect.

3. Compensation and Benefits.
     3.1. Annual Base Salary. During the Term, the Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $600,000. Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.
     3.2. Annual Performance Bonus. In addition to Base Salary, for each of the fiscal years ending July 31, 2010 and July 30, 2011, Executive shall be eligible to earn a target annual incentive bonus equal to sixty-five percent (65%) of his Base Salary (“Bonus”), which bonus shall be based on achieving targeted performance goals as determined by the Company’s Compensation Committee after consultation with the Executive. The Bonus payable to Executive, if any, for the fiscal year ending July 30, 2011 shall be prorated to compensate Executive for the period from August 1, 2010 to the end of the Term. No Bonus shall be paid for the fiscal year ending July 25, 2009. Any amounts due under this Section 3.2 shall be payable to the Executive within 90 days of the end of the applicable fiscal year in a cash lump-sum payment.
     3.3. Benefits. Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, but not limited to, medical, dental, short and long-term disability, employee life, group life and accidental death insurance plans and programs) and all savings and retirement plans in accordance with the terms and conditions of such plans, policies and programs maintained by the Company for its senior executives.
     3.4. Insurance. The Company shall, at its own cost and expense, maintain (i) a life insurance policy on the life of Executive that shall provide a death benefit to Executive’s beneficiary in the amount of $1,500,000 and that shall be owned by Executive and (ii) a disability insurance policy that shall provide a non-taxable benefit of at least $10,000 per month payable to Executive until Executive attains the age of 64 and that shall be owned by Executive. Notwithstanding the foregoing, Executive hereby acknowledges that the cost of premiums for such life insurance and disability insurance policies shall be considered taxable income for Executive in the year paid by the Company and shall be reported by the Company to the Internal Revenue Service as taxable income.
     3.5. Vacation. Executive shall be entitled to five weeks of paid vacation during each calendar year and to a reasonable number of other days off for religious and personal reasons in accordance with the Company’s policies and procedures applicable to senior executives of the Company. Notwithstanding anything to the contrary provided herein, the amount accrued for vacation time not taken in any calendar year shall be limited to a maximum of two weeks.
     3.6. Automobile. During the Term, Executive shall be entitled to an automobile allowance of $1,250 per month.
     3.7. Expenses. The Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

     3.8. Stock Options.
          (a) As additional compensation for Executive entering into this Agreement and agreeing to be bound by its terms and for the services to be rendered by Executive hereunder, the Company hereby grants to Executive a ten-year non-qualified option (“Option”) to purchase 360,000 shares of the Company’s common stock, $.01 par value (“Common Stock”) under the Company’s 1988 Stock Option Plan (“Plan”).
          (b) The Option shall be evidenced by a Stock Option Agreement, dated the date of this Agreement (“Grant Date”), in the form attached hereto as Exhibit A. The Option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of the Common Stock on the Grant Date. Except as otherwise provided in the Stock Option Agreement, 120,000 shares will vest on each of (i) the Grant Date, (ii) January 2, 2010 and (iii) January 2, 2011. The Option shall expire on January 28, 2019.
     3.9. Stock Grant. The Company hereby grants to Executive an aggregate of 100,000 shares of restricted stock under the Company’s 2000 Performance Equity Plan (“Stock Grant”), which shall be evidenced by a Restricted Stock Agreement, dated the date of this Agreement, in the form attached hereto as Exhibit B. 50,000 of such shares of Common Stock associated with the Stock Grant shall vest on each of January 2, 2010 and 2011, provided that (a) Executive is employed by the Company on each such date and (b) Executive has completed the Stock Purchase (defined in Section 3.10 below) in accordance with the terms of the Restricted Stock Agreement.
     3.10. Stock Purchase. Executive agrees to purchase a minimum of 250,000 shares of the Company’s Common Stock in the open market for his own account under a Rule 10b5-1 trading plan to be entered into during the first open window period during which Executive is able to enter into a 10b5-1 trading plan in accordance with the terms of the Company’s Insider Trading Policy (the “Stock Purchase”). Executive agrees to continue to own and hold any shares purchased subject to this Section 3.10 throughout the term of Executive’s employment with the Company.
4. Termination.
     4.1. Death. If Executive dies during the term of this Agreement, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).
     4.2. Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for ninety (90) consecutive calendar days in any consecutive twelve calendar month period. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(b).
     4.3. By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause.” As used herein, “Cause” shall mean: (a) the refusal, or failure resulting from the lack of good faith efforts, by Executive to carry out specific directions of the Board which are of a material nature, or the refusal, or failure resulting from the lack of good faith efforts, by Executive to perform a material part of Executive’s duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates (“dishonest” for these purposes shall mean Executive knowingly making a material misstatement or omission, or knowingly committing a material improper act, for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company. Upon such termination, the Company shall pay to executive the amount set forth in Section 4.6(c).
     4.4. By Employee for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior express written consent: (a) a substantial and material breach of this Agreement by the Company; (b) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (c) a material and adverse change in Executive’s compensation and benefits described in Section 3 of this Agreement with which Executive disagrees. Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty (30) calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).
     4.5. By Company Without “Cause”. The Company may terminate Executive’s employment hereunder without “Cause”. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(d).
     4.6. Compensation Upon Termination.
          (a) Payment Upon Death. In the event that Executive’s employment is terminated pursuant to Section 4.1, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated prorated by multiplying the full amount of the Bonus by a fraction, the numerator of which is the number of “full calendar months” worked by Executive during the year of termination and the denominator of which is 12 (a “full calendar month” is a month in which the Executive worked at least two weeks), which Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures (“Pro-Rated Bonus”), (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements and (v) all accrued but unused vacation pay.
          (b) Payment Upon Disability. In the event that Executive’s employment is terminated pursuant to Section 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination, (ii) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures, (iii) all earned and previously approved but unpaid Bonuses for any year prior to the year of termination, (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay; and (vi) medical coverage at the Company’s expense through the date of termination.
          (c) Payment Upon Termination by the Company For “Cause”. If the Company terminates Executive’s employment hereunder pursuant to Section 4.3, the Company shall have no further obligations to the Executive hereunder, except the Company shall pay to Executive his Base Salary, all valid expense reimbursements and all unused vacation pay required by law through the date of termination.
          (d) Payment Upon Termination by Company Without Cause or by Executive for “Good Reason”. In the event that Executive’s employment is terminated pursuant to Section 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof for a period of: (A) four (4) months from the date of termination if such date is prior to July 2, 2009; (B) six (6) months from the date of termination if such date is between July 2, 2009 and January 2, 2010; or (C) eight (8) months from the date of termination if such date is after January 2, 2010 and prior to the end of the Term; (ii) any Pro-Rated Bonus which would have become payable under Section 3.2 for the year in which the employment was terminated, which Pro-Rated Bonus will be calculated and paid after the Company’s fiscal year end and in accordance with the Company’s customary procedures; (iii) all earned and previously approved but unpaid Bonuses; (iv) all valid expense reimbursements; (v) all accrued but unused vacation pay; (vi) accelerated vesting of the portion of the Option (as defined in Section 3.8) that would otherwise have vested within the one-year period following termination as set forth in the Stock Option Agreement; and (vii) continued vesting of the Stock Grant (as defined in Section 3.9) as set forth in the Restricted Stock Agreement. In order and to the extent necessary to comply with Internal Revenue Code Section 409A (“Section 409A”), all cash amounts due under this paragraph 4.6(d) shall be payable to Executive in a lump-sum cash payment on the six-month anniversary of the date of Executive’s termination of employment.
     4.7. Resignation as Director Upon Termination of Employment. If Executive’s employment hereunder is terminated for any reason, then Executive shall, at the Company’s request, resign as a director of the Company and all of its subsidiaries, effective upon the occurrence of such termination.
5. Executive Indemnity. The Company agrees to indemnify Executive and hold Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive’s employment with the Company or Executive’s service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive’s intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company’s best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a “conflict of interest” in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive’s consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.
6. Protection of Confidential Information; Non-Solicitation.
     6.1. Acknowledgement. Executive acknowledges that:
          (a) As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in this Section 6 as the “Company”), including, without limitation, financial information, designs and other proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).
          (b) The Company will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should divulge Confidential Information.
          (c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.
     6.2. Confidentiality. Executive agrees that he will not at any time, either during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with, or prior retention by, the Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company’s express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two (2) business days after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.
     6.3. Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.
     6.4. Non-Solicitation. During the period commencing on the date hereof and ending on the date which is one year after the date upon which Executive’s employment hereunder is terminated, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company at any time within 180 days prior to the termination of Executive’s employment; or (ii) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company, any of its customers or other persons with whom the Company has a contractual relationship.
     6.5. Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 6.2, 6.3 or 6.4, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. The rights and remedies enumerated in this Section 6.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.
     6.6. Modification. If any provision of this Section 6 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.
     6.7. Survival. The provisions of this Section 6 shall survive the termination of this Agreement for any reason.
     7. Miscellaneous Provisions.
     7.1. Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 7.1. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.
If to Executive:
Mr. Thomas Lynch
If to the Company:
Frederick’s of Hollywood Group Inc.
1115 Broadway
New York, New York 10010
Attn: General Counsel
with a copy to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.
Fax No.: (212) 818-8881
     7.2. Entire Agreement; Waiver. This Agreement, the Stock Option Agreement and the Restricted Stock Agreement set forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement, the Stock Option Agreement or the Restricted Stock Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

     7.3. Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.
     7.4. Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.
     7.5. Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.
     7.6. Section 409A. This Agreement is intended to comply with the provisions of Section 409A. To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Thomas Lynch

THOMAS LYNCH

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Peter Cole

Peter Cole Executive Chairman

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